MERCANTILE BANKSHARES CORPORATION

                             ARTICLES OF AMENDMENT

        MERCANTILE BANKSHARES CORPORATION, a Maryland corporation having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The charter of the Corporation is hereby amended by striking out all of the first unnumbered paragraph of Article FIFTH and inserting in lieu thereof the following:

        "FIFTH: The total number of shares of stock which the Corporation has authority to issue is one hundred thirty-two million (132,000,000) shares divided into one hundred thirty million (130,000,000) shares of common stock of the par value of Two Dollars ($2.00) per share, or an aggregate par value of Two Hundred Sixty Million Dollars ($260,000,000), and two million (2,000,000) shares of preferred stock without par value."

        SECOND: The Board of Directors of the Corporation, at a meeting duly convened and held on March 11, 1997, adopted resolutions which set forth this amendment to the charter, declaring that this amendment to the charter was advisable and directing that it be submitted for action thereon at the annual meeting of the stockholders of the Corporation on April 30, 1997.

        THIRD: Notice setting forth this amendment of the charter, and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given, as required by law, to all stockholders of the Corporation entitled to vote thereon. This amendment of the charter was approved by the stockholders of the Corporation at the aforesaid annual meeting by the affirmative vote required by law.

        FOURTH: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation in the manner and by the vote required by law.

        FIFTH: (a) The total number of shares of all classes of stock of the Corporation heretofore authorized, and the number and par value of the shares of each class were as follows:

        Sixty-nine million (69,000,000) shares divided into sixty-seven million (67,000,000) shares of common stock of the par value of Two Dollars ($2.00) per share, or an aggregate par value of One Hundred Thirty-Four Million Dollars ($134,000,000), and two million shares of preferred stock without par value.

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               (b) The total number of shares of all classes of stock of the
Corporation as increased, and the number and par value of the shares of each class, are as follows:

        One hundred thirty-two million (132,000,000) shares divided into one hundred thirty million (130,000,000) shares of common stock of the par value of Two Dollars ($2.00) per share, or an aggregate par value of Two Hundred Sixty Million Dollars ($260,000,000), and two million (2,000,000), shares of preferred stock without par value.

               (c) The aggregate par value of all shares of all classes of stock of the Corporation heretofore authorized was One Hundred Thirty-Four Million Dollars ($134,000,000). The aggregate par value of all shares of all classes of authorized stock as increased by this amendment is Two Hundred Sixty Million Dollars ($260,000,000). This amendment has the effect of increasing the aggregate par value of all shares of all classes of stock of the corporation by One Hundred Twenty-Six Million Dollars ($126,000,000).

        SIXTH: The preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as heretofore set forth in the charter of the Corporation are not changed by this amendment.

        THE UNDERSIGNED, Chairman of the Board of MERCANTILE BANKSHARES CORPORATION, who executed on behalf of the Corporation these Articles of Amendment, of which this certificate is made a part, hereby acknowledges these Articles of Amendment to be the act of the Corporation, and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein that are required to be verified under oath are true in all material respects, under the penalties of perjury.

        IN WITNESS WHEREOF MERCANTILE BANKSHARES CORPORATION has caused these presents to be signed in its name and on its behalf by its Chairman of the Board and witnessed by its Secretary as of April 30, 1997.

WITNESS:                             MERCANTILE BANKSHARES CORPORATION

/s/ Alan D. Yarbro                   By: /s/ H. Furlong Baldwin
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Alan D. Yarbro                           H. Furlong Baldwin
Secretary                                Chairman of the Board

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